Exhibit 10.9

PRINCIPLES OF COOPERATION

BETWEEN

SEAFARERS ENTERTAINMENT AND

ALLIED TRADES UNION

AND

ARGOSY GAMING COMPANY

CATFISH QUEEN PARTNERSHIP IN COMMENDUM
d/b/a ARGOSY CASINO OF BATON ROUGE
and the
CENTROPLEX CONVENTION CENTRE HOTEL, L.L.C.

TABLE OF CONTENTS - GUIDING ARTICLES

PREAMBLE	i
INTRODUCTION	1
ARTICLE I — RECOGNITION	2
GA.1.1. Initial Recognition	2
ARTICLE II — UNION SECURITY	2
GA.2.1. Hiring Procedures for Personnel	2
GA.2.2. Union Membership	3
GA.2.3. Dues/Agency Fee Check Off	4
GA.2.3.(a) Check Off Authorization	6
GA.2.4. Company Rejection	7
GA.2.5. Orientation Period	7
GA.2.6. Indemnification	7
GA.2.7. Union Delegates	7
GA.2.8. Union Stewards	8
GA.2.9. Bulletin Board	9
GA.2.10. Union Access	9
GA.2.11. Union Identification Certificate/Union Pins	9
ARTICLE III — MANAGEMENT RIGHTS	10
GA.3.1. General Rights	10
GA.3.2. Residual Rights	11
ARTICLE IV — GRIEVANCE AND ARBITRATION PROCEDURE	11
GA.4.1. Definition	11
GA.4.2. Procedure	12
GA.4.3. Limitations on Authority of the Arbitrator	16
GA.4.4. Time Limit for Filing	16
GA.4.5. Time Off	17
ARTICLE V — NO STRIKE — NO LOCKOUT	17
GA.5.1. No Strike	17
GA.5.2. No Lockout	18
GA.5.3. Judicial Restraint	18
ARTICLE VI — SAFETY AND CONTRACT ADMINISTRATION	18
GA.6.1. Employee and Guest Safety	18
GA.6.2.(a) Clarification Committees	18
GA.6.2.(b) National Clarification Committee	19
GA.6.3. Safe Working Conditions	19
GA.6.4. Training Advisory Board	20
ARTICLE VII — SENIORITY, LAYOFF AND RECALL	20
GA.7.1. Definition of Seniority	20
GA.7.1.(A). Seniority Accrual	20
GA.7.2. Part-time Employees	21
GA.7.3. Seniority List	22
GA.7.4. Seniority of Union Delegates	22
GA.7.5. Job Posting and Application Procedures	22
GA.7.6. Temporary Vacancies	23

GA.7.7. Scheduling	23
GA.7.7.(a) Schedule Bidding	24
GA.7.8. Termination of Seniority	25
GA.7.9. Layoff and Recall	27
GA.7.10. Subcontracting	27
ARTICLE VIII — HOURS OF WORK AND OVERTIME	28
GA.8.1. Intent	28
GA.8.2. Payroll Week	28
GA.8.3. Payroll Day	28
GA.8.4. Normal Work Days and Hours	28
GA.8.5. Exchange of Work Shifts	29
GA.8.6. Temporary Work in a Higher Classification	29
GA.8.7. Overtime Work	29
GA.8.8. Overtime Pay	30
GA.8.9. Reporting Pay	30
GA.8.10. Non-Duplication	30
ARTICLE IX — WAGES	30
GA.9.1. Wage Rates	30
GA.9.1.(A). New Classification and Increase Provision	31
GA.9.2. Reopener on Language	32
GA.9.3. Company Pay for Skills Reward Program	32
ARTICLE X — ADDITIONAL EMPLOYEE BENEFITS	33
GA.10.1. Trust Fund Benefits	33
GA.10.2. 401(k) Plan	33
GA.10.3 Employee Meals	34
ARTICLE XI — COMPANY RULES, REGULATIONS AND DISCIPLINE	34
GA.11.1. Rules and Regulations	34
GA.11.2. Discipline	34
GA.11.3. Personnel Files	34
GA.11.4. Inability to Maintain License, Chronic Illness or Absenteeism	35
GA.11.5. Family Medical Leave Act	35
GA.11.6. Americans with Disabilities Act	35
GA.11.7. Equal Opportunity	36
GA.11.8. Company Variance Policy	36
GA.11.9. Use of Company Facilities	36
GA.11.10. Attendance/Tardiness/No Show-No Call	36
ARTICLE XII — JOB DESCRIPTION AND EMPLOYEE EVALUATION	37
GA.12.1. Job Description	37
GA.12.2. Evaluation	37
ARTICLE XIII — ADDITIONAL LEAVES OF ABSENCE	38
GA.13.1. Discretionary Leaves	38
GA.13.2. Application for Leave	38
GA.13.3. Jury Leave	38
GA.13.4. Leave for Illness, Injury or Disability	39
GA.13.5. Benefits While on Leave	40
GA.13.6. Union Leave of Absence	41

GA.13.7. Non-Employment Elsewhere	41
ARTICLE XIV — EMPLOYEE ALCOHOL AND DRUG TESTING	42
GA.14.1. Statement of Policy	42
GA.14.2. Prohibition	42
GA.14.3. Drug and Alcohol Testing Permitted	42
ARTICLE XV — INSURANCE	43
GA.15.1. Coverage	43
GA.15.1.(a) Cost	45
GA.15.2. Cost Containment	45
GA.15.3. Terms of Policies to Govern	45
GA.15.4. Life Insurance	45
ARTICLE XVI — TIME AWAY FROM WORK	46
ARTICLE XVII — BEREAVEMENT	46
ARTICLE XVIII — SAVINGS CLAUSE	46
ARTICLE XIX — ENTIRE AGREEMENT	46
ARTICLE XXII — DURATION	46

TABLE OF CONTENTS — FACILITY SPECIFIC ADDENDUM

INTRODUCTION	1
FS.1.1. Initial Recognition	1
FS.6.3. Safe Working Conditions	2
FS.8.4. Normal Work Days and Hours	2
FS.8.5. Exchange of Work Shifts	3
FS.8.6. Temporary Work in a Higher Classification	4
FS.8.8. Overtime Pay	4
FS.8.9. Reporting Pay	4
FS.9.1. Wage Rates	5
FS.9.2. Wage Reopener for 2008, 2009 and 2010	6
FS.10.3 Employee Meals	6
FS.11.9. Use of Company Facilities	7
FS.15.1.(a) Cost	7
ARTICLE XVI — TIME AWAY FROM WORK	7
FS.16.1. Holidays	7
FS.16.2. Work During a Holiday	8
FS.16.3. Scheduling of Holidays Off	8
FS.16.4. Vacation Allowance	8
FS.16.5. Vacation Taken	8
FS.16.6. Vacation Scheduling	9
FS.16.7. Holidays During Vacation	9
FS.16.8. Carry Over of Vacation Time	9
FS.16.9. Sick Leave Purpose	9
FS.16.10. Sick Leave Earned	10
FS.16.11. Personal Leave	10
ARTICLE XVII — BEREAVEMENT	11

APPENDIX A	A-1

SEAFARERS ENTERTAINMENT AND ALLIED TRADES UNION

AND

ARGOSY GAMING COMPANY

PREAMBLE

The relationship between SEATU, the Argosy employees, which it represents, and the leadership of Argosy Gaming Company is unique and strong due to the mutually supportive role each has played and continues in the success of the other. This is a partnership that is based on independent realities and perspectives that function by certain principles. The “Principles of Cooperation” that follow attempts to capture the essence of this working relationship.

Our customers who we entertain, our shareholders who expect a fair return on their investment, our employees who provide exceptional service, and the communities who license and support us expect and deserve the highest possible “value” we can deliver to them. The partnership between SEATU and Argosy Gaming Company share a commitment to the highest possible “value” to all who invest time, financial resources, talent or opportunity.

SEATU and Argosy Gaming Company are committed to building upon their mutual success to reach a new level of “value” based on skill, unparalleled service, flexibility, creativity, openness and fairness. While challenges may arise, our expectation and commitment is to continue to build upon the working relationship that has already been established through “The Principles of Cooperation”.

i

GUIDING ARTICLES

INTRODUCTION

THESE GUIDING ARTICLES entered into by and between the SEAFARERS ENTERTAINMENT AND ALLIED TRADES UNION (hereinafter referred to as the “Union”), which is affiliated with the SEAFARERS INTERNATIONAL UNION OF NORTH AMERICA, ATLANTIC, GULF, LAKES AND INLAND WATERS DISTRICT/NMU, AFL-CIO, and the ARGOSY GAMING COMPANY and any person, firm, partnership, corporation, joint venture or any other legal entity substantially under the control of Argosy, or one or more Division(s) of Argosy covered by these Guiding Articles or a subsidiary of Argosy (hereinafter referred to as “Argosy”). The Addendum attached hereto and made a part hereof by this reference, applies to the CATFISH QUEEN PARTNERSHIP IN COMMENDUM d/b/a ARGOSY CASINO OF BATON ROUGE and the CENTROPLEX CONVENTION CENTRE HOTEL, L.L.C. (both hereinafter referred to as the “Facility”). Hereinafter, Argosy and Facility are collectively referred to as the “Company”. Hereinafter, these Guiding Articles and Facility Specific Addendum are collectively referred to as the “Agreement”. This Agreement shall be legally binding on the parties and are in recognition of the Union’s status as the representative of certain Company employees and has as its basic purpose the promotion of harmonious relations between the Company and the Union; the establishment of an equitable and peaceful procedure for the resolution of differences; and the establishment of an entire agreement covering rates of pay, hours of work and conditions of employment applicable to bargaining unit employees.

This Agreement is also intended to be legally binding as to all future establishments, locations, or property and all adjacent or related property whether in existence, additional or acquired and whether owned or operated (in the capacity of an employer as defined by applicable law) by the Company, as well as any addition, expansion or replacement to an existing establishment, location or property, as to all employees not yet represented by the Union or any other Labor Organization under a Collective Bargaining Agreement with the Company, but excluding all office, clerical and professional, table games, surveillance, administrative, purchasing and audio visual employees, licensed marine officers, guards, managerial, casual, temporary and confidential, supervisors, all as defined under the National Labor Relations Act and all like or similar positions.

This Agreement shall also be binding on any Company successors or assigns engaged in the business of riverboat gaming or land-based gaming as described above if so elected by the Company in the exercise of its sole discretion.

Therefore, in consideration of the mutual promises and agreements contained in this Agreement, the Union and the Company do mutually promise and agree as follows:

ARTICLE I — RECOGNITION

Section GA.1.1. Initial Recognition

This section will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

ARTICLE II - UNION SECURITY

Section GA.2.1. Hiring Procedure for Personnel

The Company shall exercise its management right to hire those individuals who, in the sole opinion of the Company, are the most capable and qualified to fill existing vacancies. The Union may refer capable, competent and physically fit persons when and where there exist vacancies necessitating the employment of employees covered under this Agreement. Referrals by the Union shall be on a non-discriminatory basis and shall not be based on nor in any way affected by Union membership, policy or requirements. The Union agrees that it will not discriminate against non-union workers in referring applicants to the Company and the Company agrees that it will not discriminate for or against Union members in selecting applicants for hire. Applicants sent from the Union will be treated like other applicants and their employment is at the sole discretion of the Company, based upon skill, ability and experience as determined appropriate by the Company.

Section GA.2.2. Union Membership

A. Subject to the provisions of the Labor Management Relations Act of 1947, as amended, all present employees who are members of the Union on the effective date of this Agreement, or who become members during the term of this Agreement, shall remain members of the Union in good standing as a condition of employment or pay the required agency fee. Furthermore, all new employees shall be obligated to become and remain members of the Union as a condition of employment or pay the required agency fee.

Employees who are not members of the Union shall within thirty (30) days of the effective date of this Agreement either become members in good standing or shall pay to the Union, as an agency fee, an appropriate amount determined by the Union on an annual basis.

The failure of any person to become and remain a member of the Union at the required time or to pay the agency fee shall obligate the Company, upon written notice from the Union, to such effect and to further effect that Union membership was available to such person on the same terms and conditions generally available to other members, to forthwith discharge such person. Further, the failure of any person to maintain his Union membership in good standing as required herein (except as otherwise required or permitted by law), or to continue to pay the agency fee shall, upon written notice to the Company by the Union, obligate the Company to discharge such person.

B. Notwithstanding anything to the contrary herein, paragraph “A” above shall not be applicable if all or any part thereof shall be in conflict with applicable law; provided, however, that if all or any part of paragraph “A” becomes permissible by virtue of a change in applicable law, whether by legislation or judicial action, the provisions of paragraph “A” held valid shall immediately apply.

The provisions of this Article shall be continuously in force, to the extent permitted by law, from the date of this Agreement through any period of negotiations for a successor Agreement and until the expiration of this Agreement.

Section GA.2.3. Dues / Agency Fee Check Off

The Union, an unincorporated association consisting of employees of the Company and of other employers, to facilitate and implement the desire of such employees to maintain their Union and to assist such employees to comply with their monetary obligations to their Union, agree to the establishment and maintenance of a voluntary check-off procedure for the employees covered by this Agreement. The Union and the Company further acknowledge that such check-off is in accordance with the authority and direction of exclusive federal law and decisions of the NLRB regulating labor management relations such as the relationship which is the subject of this Agreement between these parties. In accordance with the provisions of Section 302 (c) (4) of the Federal Labor Management Relations Act, as amended, the Company agrees that, upon receipt of a voluntary written authorization executed by employees covered by this Agreement, it will deduct the employees’ regular initiation fees, regular dues or agency fees from such employees’ compensation, including payment for or made during time-off periods, if any, in the amounts set forth in the written authorization and timely remit such amounts to the Union. Such deductions shall be made and shall come from the wages paid during each pay period of each calendar month; however, if the wages paid during such pay periods are insufficient to fully cover the current monthly dues, regular initiation fees, regular dues or agency fees, deductions shall then be made from one or more consecutive pay periods to pay and satisfy same. The Company agrees to hold all such sums deducted in trust for the Union.

The Company further agrees to forward the amount of dues, initiation fees or agency fees deducted, to the Union not later than the twentieth (20th) day of the month following the month in which the deductions were made. A list of those from whom deductions were made, their social security numbers, most recent dates of hire, hourly rates of pay and the amount of such deductions will be furnished to the Union along with the remittance to: 5201 Auth Way, Camp Springs, Maryland, 20746, Attn: Secretary/Treasurer.

Section GA.2.3. (a) Check Off Authorization

Check Off Authorization

Seafarers Entertainment and Allied Trades Union

Affiliated with the Seafarers International Union of North America,

Atlantic, Gulf, Lakes and Inland Waters District/NMU,

AFL-CIO

I hereby assign to the Seafarers Entertainment and Allied Trades Union, and direct my Company to deduct from my wages earned or to be earned by me during this and each month thereafter, regular monthly membership dues in such amount as the Secretary-Treasurer of the above Union shall from time to time certify as the regular monthly membership dues. In the alternative, I hereby assign to the Union, and direct my Company to deduct from my wages as stated above, agency fees. I understand that any such agency fees shall be used solely for collective bargaining, contract administration and enforcement, and other related representational obligations. Such dues or agency fees are to be deducted from each pay period of each month.

This assignment and authorization shall be irrevocable for a period of one (1) year from the date hereof, or until the termination date of the current Collective Bargaining Agreement between the Union and the Company, whichever is the shorter period, and shall be automatically irrevocably renewed for like periods unless, within thirty (30) days before the end of any renewal period, I submit a written revocation signed by myself and sent by registered mail, return receipt requested, to the Company and the Union.

I further authorize you to deduct from my first pay period an amount equal to one-eighth (1/8) of the Union’s initiation fees, and a like one eighth (1/8) amount from my next seven (7) pay periods, which amounts shall be certified by the Union’s Secretary Treasurer as the initiation fees. In the alternative, I authorize you to deduct the appropriate fee as agency fees.

All monies deducted from my earnings as provided above shall be held by my Company, in trust, and be remitted monthly to the Union on or before the 20th day of each and every month.

This authorization shall be effective on the date of its signing by me.

NAME:
DATE OF HIRE:
ADDRESS:
COMPANY:
City	State
Zip
SOC. SEC. #:
PHONE:
SIGNATURE:
DATE:

Section GA.2.4. Company Rejection

The Union agrees that the Company has the right to reject any applicant outside of the Bargaining Unit for employment who the Company considers unsatisfactory or unsuitable for the position, or less qualified than another applicant, without recourse under this Agreement.

Section GA.2.5. Orientation Period

The first ninety (90) days of employment shall constitute a trial, or orientation period, during which period the Company shall have the right to discharge such new employees for any reason whatsoever and there shall be no recourse under this Agreement for any such discharge. Thereafter, employees may only be terminated for just cause.

Section GA.2.6. Indemnification

The Union shall defend, indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company for the purpose of complying with any of the provisions of this Article.

Section GA.2.7. Union Delegates

A maximum of one (1) Delegate per shift in each department shall be selected by the Union in that department to act as Departmental Delegates. The Company shall be notified of such Delegates in writing and until notification is received, the Company is not obligated to recognize them as such. Such Delegates shall keep track of all conditions, problems and grievances in their respective departments, and present to their supervisors on behalf of the employees in the departments all facts, opinions and circumstances concerning any matter, which may require adjustment, improvement or review. Their duties shall be to make sure that all problems of the employees are brought to light and solve them as quickly as possible. However, it is understood that the actions of the Union Delegates shall in no way unduly interfere with the operation of the Company’s business nor shall it in any way unduly interfere with the employment duties of the Union Delegates. Union Delegates’ activity shall primarily occur before work, after work or during lunch or authorized break periods, and shall not disturb guests or other employees who are working.

The Union and the Company pledge their mutual cooperation to the goal of providing continuing and requisite training of Delegates, Stewards, Managers and Supervisors. This training shall pertain to joint Union-Management cooperation efforts and the roles of the parties in Contract administration and the grievance-arbitration process.

Union Delegates shall be paid their normal hourly rate of pay for all time spent performing duties specified in this Section GA.2.7, which occurs during their respective scheduled working time, and no other.

Section GA.2.8. Union Stewards

The Union may also select Stewards, as it deems appropriate. In terms of this Agreement, the Stewards shall have only those responsibilities as set forth herein; the Stewards shall assist the Union in investigations and may have such other responsibilities as assigned by their Departmental Delegates and the Business Representative, not inconsistent with the terms of this Agreement. However, it is understood that the actions of the Stewards shall in no way interfere with the operation of the Company’s business nor shall it in any way interfere with the employment duties of the Union Stewards. Union

Stewards’ activity shall occur only before work, after work or during lunch or authorized break periods, and shall not disturb guests or other employees who are working.

Section GA.2.9. Bulletin Board

The Company shall provide locked bulletin board and space as mutually agreed upon. All Union postings shall be limited to the bulletin board, and the Union shall not post materials of a political or inflammatory nature.

Section GA.2.10. Union Access

Up to two (2) Union representatives who are not employed by the Company, or his or her successor(s) as designated by the Union, shall have access to the Company in order to help resolve a dispute or problem. In order to receive access, the representative(s) must provide advance notice to the Company and make arrangements not to disrupt guests or the work of employees on duty. After receiving such advance notice, the Company shall not unreasonably withhold access for such visit. The representative(s) may visit with employees during their non-working periods if such visit does not disturb guests or other employees who may be working or at other times with permission of the Company if the work of employees will not adversely be affected.

Section GA.2.11. Union Identification Certificate/Union Pins

The Union agrees to furnish without cost, a Union Identification Certification for each Facility; provided, however, that such Certificate is to remain the property of the Union. The Union reserves the right to refuse or withdraw the Union Identification Certificate where the Union believes in good faith, that there is a significant pattern of conduct at a Facility in violation of this Agreement and only then upon fourteen (14) days prior notice in writing, to the Facility’s General Manager, Director of Human Resources,

the Company’s Senior Vice President of Human Resources and Corporate Director of Human Resources. Where a Union Identification Certificate is furnished to the Company, it shall be prominently displayed in an area accessible to the public.

Employees at all times while on the job, may wear one Union pin in a conspicuous place as mutually agreed upon.

ARTICLE III - MANAGEMENT RIGHTS

Section GA.3.1. General Rights

The management of the Company shall have the exclusive right to manage and operate the Company, including all of its operations, activities and the direction of its working force of employees, with the right to hire; or to suspend, discipline or discharge for unsatisfactory performance; to promote, demote, assign, transfer, layoff, recall or relieve employees from duty and to maintain discipline and efficiency among employees; to decide the number of employees to be utilized; to establish workplace policies and procedures; to determine the type and scope of services to be furnished to the public and the nature of the facilities to be operated; to subcontract work; to establish schedules of operation; to determine work schedules of employees and to change such schedules as determined appropriate; to require overtime; and to determine the methods, procedures and means of providing services to the public. The Company shall also have the right to introduce new or improved working methods or facilities. Nothing in the above provisions is intended to limit any rights of the Company not specifically and expressly covered, provided that in the exercise of any of the above rights, the Company shall not violate any express provision of this Agreement.

Section GA.3.2. Residual Rights

To the extent that any function of managerial authority is expressly limited by this Agreement, a dispute concerning the Company’s exercise of that function shall be subject to the grievance and arbitration procedure of this Agreement unless otherwise provided for, but any managerial function not expressly limited by the terms of this Agreement is reserved to and vested exclusively in the Company and shall not be subject to the grievance and arbitration procedure of this Agreement.

ARTICLE IV - GRIEVANCE AND ARBITRATION PROCEDURE

Section GA.4.1. Definition

A “grievance” is defined as a dispute or difference of opinion raised by the Union against the Company involving an alleged violation or misapplication of an express provision of this Agreement. Only the Union or an authorized Union representative may file or advance a grievance under this Agreement.

All employees should initially make suggestions to, consult with and/or raise any questions or complaints they may have concerning their work, this Agreement or other matters directly with their immediate supervisor. Should the supervisor not be able to satisfactorily take care of the matter, employees are reminded that the Human Resources Office is also available to assist them and answer questions they may have concerning their work and this Agreement. Should a disagreement or dispute arise between an employee and his/her immediate supervisor or the Company involving an alleged violation or misapplication of an express provision of this Agreement, which is not resolved to the employee’s satisfaction with his/her immediate supervisor, such dispute or disagreement may form the basis for a grievance which shall be handled and adjusted exclusively under the Grievance Procedure set forth below.

Section GA.4.2. Procedure

A grievance filed against the Company shall be processed in the following manner:

STEP 1:

Any Union representative (defined for purposes of the Article as a Business Representative or Delegate) who has a grievance shall submit the grievance in writing to the Facility’s Human Resources Director or his/her designee, specifically indicating that the matter is “a grievance” under this Agreement. The grievance shall contain a complete statement of the facts and the article(s) of this Agreement claimed to have been violated. All grievances must be presented no later than five (5) business days from the date of the occurrence of the event giving rise to the grievance or within five (5) business days after the Union or affected employee, through the use of reasonable diligence, could have obtained knowledge of the occurrence of the event giving rise to the grievance. The Union Representative bringing the grievance (herein “the Grievant”) shall, upon request of the Company, meet with the Facility’s Human Resources Director or his/her designee, to attempt to resolve the grievance. If the matter is not resolved, the Facility’s Human Resources Director or his / her designee, shall render a written response to the grievance within five (5) business days after the grievance is presented.

STEP 2:

If the grievance is not settled in Step 1 and the Union wishes to appeal the grievance to Step 2 of the grievance procedure, it shall be submitted in writing to the Facility’s General Manager or his/her designee. Such an appeal must be submitted in writing to the Facility’s General Manager or designee within five (5) business days after receipt of the Company’ s answer in Step 1, or within five (5) business days of the time when such answer would have been due. The grievance shall state the provision or provisions of this Agreement which are alleged to have been violated, the relief requested, and the basis upon which the grievant believes the grievance was improperly denied at the previous step in the grievance procedure. The Facility’s General Manager or designee shall investigate the grievance and, in the course of such investigation, may offer to discuss the grievance within five (5) business days with the Union representative at a time mutually agreeable to the parties. If no settlement of the grievance is reached, the Facility’s General Manager or designee shall provide a written answer to the Union within ten (10) business days following receipt of the Step 2 grievance.

STEP 3:

If the grievance is not settled at Step 2, the Union may refer the grievance to a joint Union/Corporate Adjustment Committee (sent to the attention of the Corporate Director H.R.) within ten (10) business days following the receipt of the Company’s answer in Step 2. The Union/Corporate Adjustment Committee shall consist of two (2) members designated by the Union and two (2) members designated by the Company, or fewer members if mutually agreed, so long as the number of Union and Company representatives is the same. The Corporate members may include officials from Argosy Casino’s Corporate offices and/or labor counsel. All work of the Grievance Adjustment Committee shall take place during normal working hours. The

Committee shall hear and consider each side’s position on grievances brought before it and may request further information or input from possible witnesses. The Committee or any member thereof, has the right to request the presence of witnesses. The Committee may consider more than one grievance at a time if agreed by a majority of Union and Company Committee representatives. The Committee shall meet and take action on a grievance within thirty (30) business days of the grievance being filed with the Committee, or it may be referred to the next step in the grievance procedure by the Union. The case shall be presented on behalf of the Company by the Human Resources Department and for the Union, by a Business Representative. Thereafter, the Committee shall render its decision by majority vote. The Committee, upon majority vote, may sustain the grievance in whole or in part, with the remedy as directed by the Committee, deny the grievance in whole or in part, or remand the grievance to Step 2 with comments. If the Committee deadlocks and is thus unable to resolve the grievance to the satisfaction of both the Company and the Union, the Union may refer the grievance to arbitration as described in Step 4 below.

STEP 4:

If the grievance is not settled at Step 3 and the Union desires to appeal, the Union may refer the grievance to arbitration (sent to the attention of the Corporate Director H.R. and the Facility General Manager), as described below, within ten (10) business days of the date the Union is informed by the Joint Union/Corporate Adjustment Committee that the Committee was unable to resolve the grievance at Step 3:

(a)

The parties shall attempt to agree upon an arbitrator within five (5) business days after receipt of the notice of referral. In the event the parties are unable to agree upon the arbitrator within said five (5) business day period, the parties shall jointly request the Federal Mediation and Conciliation Service to submit a panel of five (5) arbitrators. Each party retains the right to reject one (1) panel in its entirety and request that a new panel be submitted. Both the Union and the Company shall have the right to alternately strike names from the panel, with the party requesting arbitration striking the first name. The person remaining shall be the arbitrator.

(b)	The arbitrator shall be notified of his/her selection and shall be requested to set a time and place for the hearing, subject to the availability of Union and Company representatives.

(c)	The Company and the Union shall have the right to request the arbitrator to require the presence of witnesses or documents. The Company and the Union retain the right to employ legal counsel.

(d)

The arbitrator shall submit his/her decision in writing within thirty (30) calendar days following the close of the hearing or the submission or briefs by the parties, whichever is later. This decision shall be final and binding on the Company, the Grievant, the affected employee, the employees covered by this Agreement, and the Union.

(e)	More than one grievance may be submitted to the same arbitrator if both parties mutually agree in writing.

(f)

The fees and expenses of the arbitrator and the cost of a written transcript, if any, shall be divided equally between the Company and the Union; provided, however, that each party shall be responsible for compensating its own representatives and witnesses.

Section GA.4.3. Limitations on Authority of the Arbitrator

The arbitrator shall have no right to amend, modify, nullify, ignore, add to or subtract from the provisions of this Agreement. The arbitrator shall consider and rule only concerning the questions of fact as to whether there has been a violation, misinterpretation or misapplication of the specific provision(s) of this Agreement. The arbitrator shall be empowered to advise concerning only the issues raised by the grievance as submitted in writing at Step 2. The arbitrator shall have no authority to render advice on any issue not so submitted or raised. The arbitrator shall be without power to render advice, which is in any way contrary to or inconsistent with applicable laws or rules and regulations of administrative bodies having jurisdiction over the Company’s business. Any decision or award of the arbitrator rendered within the limitations of this Section shall be binding upon the Company, the grievant, the employees covered by this Agreement, and the Union.

No witness may be called at the arbitration hearing by a party if the other party had not been informed at a prior step in the Grievance Procedure of the witness or received information, which would allow that party to discern the existence of such possible witness.

Section GA.4.4. Time Limit for Filing

No grievance shall be entertained or processed unless it is submitted at Step 1 within five (5) business days after the occurrence of the event giving rise to the grievance or within five (5) business days after the affected employee or the Union, through the use of reasonable diligence, could have obtained knowledge of the occurrence of the event giving rise to the grievance. A “business day” is defined as a calendar day exclusive of Saturdays, Sundays or holidays recognized by the State. If a grievance is not presented by the Union within the time limits set forth above, it shall be considered “waived” and may not be further pursued by the affected employee or the Union. If a grievance is not appealed to the next step within the specified time limit or any agreed extension thereof, it shall be considered settled on the basis of the Company’ s last answer. If the Company does not answer a grievance or an appeal thereof within the specified time limits, the Union may elect to treat the grievance as denied at that step and immediately appeal the grievance to the next step.

If mutually agreed upon, the parties may waive one or more of the steps and/or specified time limits in the grievance procedure, provided they do so in writing.

Section GA.4.5. Time Off

One Delegate shall be given paid time off to participate in the Step 1, 2, 3 and/or Step 4 meeting(s) if the meeting(s) is conducted on working time. No other time spent on grievance matters shall be considered time worked for compensation purposes.

ARTICLE V - NO STRIKE -NO LOCKOUT

Section GA.5.1. No Strike

Neither the Union nor any of its officers or agents, or employees covered by this Agreement will instigate, promote, sponsor, engage in or condone any strike, sympathy strike, picketing, slowdown, concerted stoppage of work, or concerted refusal to perform assigned work duties or refusal to cross a picket line, regardless of the reason for so doing.

Any and all employees who violate any of the provisions of this Article may be discharged or otherwise disciplined by the Company, subject to review under the grievance procedure. Mitigation of discipline shall be considered where an employee has an objective, reasonably based fear of bodily harm.

Section GA.5.2. No Lockout

The Company will not lock out any employees during the term of this Agreement.

Section GA.5.3. Judicial Restraint

Nothing contained herein shall preclude the Company or the Union from obtaining judicial restraint and damages in the event the other party violates this Article.

ARTICLE VI - SAFETY AND CONTRACT ADMINISTRATION

Section GA.6.1. Employee and Guest Safety

The Company and the Union agree to cooperate in promoting the safety of employees and guests. Employees shall adhere to all safety rules and regulations promulgated by the Company.

Section GA.6.2.(a) Clarification Committee

The parties agree to the immediate formation of a Facility level committee, which shall be known as the “clarification committee”. The committee shall meet at least bi-monthly unless such meeting is canceled by mutual consent, at times and places mutually agreed between the Facility and the Union with the party requesting the meeting providing a written agenda in advance of the matters proposed to be discussed. It will be the function and purpose of the committee to study and make recommendations on any problem involving safety or contract administration issues. It is understood and agreed that the committee shall not have the right to alter, vary or modify provisions of this Agreement. It is further understood that the establishment and function of the committee provided herein shall in no way alter, vary or modify the right of the Union or the Company to pursue any matter through the grievance and arbitration provisions of this Agreement.

Activities of employee-members of the clarification committees shall not interfere with the proper performance of the employee’s work or with the full and proper provision of services to guests.

Section GA.6.2.(b) National Clarification Committee

The Parties shall participate as members of the Argosy Gaming Company/SEATU National Clarification Committee. The function and structure of the National Clarification Committee shall be as agreed upon between Argosy Gaming Company and SEATU.

Section GA.6.3. Safe Working Conditions

The Company agrees to respond to any claims or unsafe working conditions raised by employees or the Union. The Union agrees to encourage employees to observe safe working conditions and be alert towards safety hazards for their safety and the safety of the property and its guests. No employee shall be required or assigned to engage in any activity involving dangerous conditions, or work, where either is in violation of government regulations relating to safety of persons or equipment. Further, the Company shall ensure that there is adequate life-saving gear available including, where applicable, life rings, life jackets, work vests, and lifeboats. Employees violating approved safety rules shall be subject to discipline, including discharge. The Company agrees to furnish, maintain and keep available adequate first aid equipment.

This section will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

Section GA.6.4. Training Advisory Board

The Company and the Union agree to the establishment of a Training Advisory Board made up of the Union’s Area Vice President, Union’s National Coordinator and the Company’s Corporate Director H.R.

The Board will meet to consider and recommend training, skills, education and curriculum development which are or as may be available through resources such as the Lundeberg School and which might be appropriate for bargaining unit employees and their continued enhancement of skills, ability and qualifications.

ARTICLE VII — SENIORITY, LAYOFF AND RECALL

Section GA.7.1. Definition of Seniority

Seniority shall be used, as described in this Agreement, solely to determine rights existing between bargaining unit employees only.

Seniority rank shall be determined by bargaining unit classification entry date and if the same, then by bargaining unit department entry date and if the same, then by date of hire with Argosy and if the same, then by Argosy Bargaining Unit entry date (defined and computed as cumulative length of service in all Argosy Bargaining Units represented by SEATU), and if the same, then by the last four (4) digits of each employee’s Social Security number, with the higher number the better.

An employee’s Company seniority date shall be his/her most recent date of hire and is for benefit purposes only; otherwise, seniority as defined in this Article shall determine seniority rights between competing employees.

Section GA.7.1(A). Seniority Accrual

Seniority is defined as an employee’s length of service within the classification(s)

that they work. Service time within a classification(s) cannot be lost or forfeited so long as the employee remains in the employ of the Company, consistent with Section GA.7.8 of this Agreement. Should an employee elect to transfer to a new classification, time served within the previous classification will stop accruing and commence for the new classification, as of the date when the employee physically starts working within the new classification or the transfer release date, which ever comes first. Classification seniority shall be accrued by cumulative service in each classification.

When an employee moves from a part time position (defined as regularly scheduled and work less than thirty-two (32) hours per week) to a full time position (defined as regularly scheduled and work thirty-two (32) or more hours per week), fifty (50) percent of their accrued part time seniority shall be credited to their full time status on the full time seniority list for the appropriate classification. When an employee moves from a full time position to part time position, one hundred (100%) percent of their accrued full time seniority shall be credited to their part time status on the part time seniority list for the appropriate classification. Part time seniority shall accrue on the part time list and full time seniority shall accrue on the full time list.

If and when the Company eliminates a full time “Lead” classification and the current employee in the affected “Lead” classification moves to the “regular” full time classification, one hundred (100%) percent accrued seniority shall be credited to the appropriate full time list for time spent as a “Lead” in that classification.

Section GA.7.2. Part-Time Employees

Part-time employees shall accrue seniority rights based upon their classification time accrued as specified within Section GA.7.1(A); benefits received by part-time employees shall exist only as specifically stated in each benefit Article of this Agreement. The Company will maintain and utilize separate seniority lists for full-time and part-time employees.

Section GA.7.3. Seniority List

The Company shall, within thirty (30) days after the signing of this Agreement, furnish the Union with seniority lists showing the Company seniority dates for all full-time and part-time employees within the bargaining unit. One copy of each list shall be posted on an appropriate Company bulletin board. During the term of this Agreement, the seniority lists shall be revised and posted quarterly by the Company and Union, and the Union will be provided on a quarterly basis a seniority list, as well as a list of employees terminated, newly hired, transferred or any other change which affects seniority. Errors in any posted seniority list must be brought to the attention of the Company in writing within fourteen (14) calendar days following the posting of the list, otherwise the list shall be deemed to be correct and shall not thereafter be subject to modification and any action based on the listed seniority shall not be subject to a later grievance.

Section GA.7.4. Seniority of Union Delegates

The Union Delegates as stated in Section GA.2.7 shall hold seniority over all employees in their applicable classification for purposes of any layoff or recall.

Section GA.7.5. Job Posting and Application Procedures

When a permanent vacancy exists in a bargaining unit position, which the Company determines to fill, notice of such vacancy will be posted by the Company for five (5) calendar days and employees will be given the opportunity to apply for such vacancy. The Company may also seek to fill permanent vacancies from persons outside the bargaining unit, including new hires. Where a bargaining unit employee possesses greater or relatively equal skill, ability and qualifications to perform the work in a vacant position without further training when compared to an outside applicant, the bargaining unit employee will be given preference for selection to the vacancy. Similarly, where two or more bargaining unit employees vie for a vacancy, the bidder with the highest seniority will be given preference provided that the skill, ability and qualifications among the employees seeking the vacancy are relatively equal. When a bargaining unit position is filled through this bidding process, any vacancy created in the successful bidder’s position may be filled by the Company without resort to further bidding. Any dispute arising out of the application of this provision may be resolved through the grievance procedure. All decisions as to skill, ability and qualifications are to be made by the Company without doing so in an arbitrary or capricious manner.

Section GA.7.6. Temporary Vacancies

Temporary vacancies are defined as those occasioned by illness, vacation, leave of absence or other temporary situations which are not likely to last more than six (6) months. Temporary vacancies, which the Company decides to fill, will be filled by temporarily transferring employees who are qualified to do the work or by hiring new employees at the Company’s discretion. Volunteers for temporary transfers will be sought where the Company determines such approach to be appropriate. This Section is subject to the provisions of Section GA.8.6 of this Agreement.

Section GA.7.7. Scheduling

The Company shall construct and post shift schedules.

Shifts shall be assigned based upon the Company’s analysis of employee skill and ability levels and the needs of the department. Where an opening occurs and where the needs of the department, in the Company’s sole discretion, so allow, shift preference will be based on an employee’s seniority.

Section GA.7.7.(a) Schedule Bidding

This Section is subject at all times to Section GA 7.7.

Each department at the Facility is to establish a schedule bidding procedure in writing that best fits the department’s objectives and business needs, subject to the local Union Representative’s agreement with the Company on the bidding procedure. The following are general guidelines that may be employed to secure a fair and consistent policy throughout all departments and classifications:

1.	Current seniority list must be posted for each classification and department to allow enough time for changes to be made on any seniority issues.

2.	Bidding will be for shift preference and days off at the same time.

3.	Bidding schedules shall take place no less than quarterly, unless the department head, Union Delegate and Union Representative agree that a schedule bid is not necessary.

4.	The proposed schedule shall be posted for seven (7) calendar days prior to the beginning of the bidding, so to allow for the employee’s review and identify their possible schedule choices.

5.	Bidding shall take place during working hours.

6.	The employee will be notified by their department shift supervisor/manager on duty at their work location to come in by seniority to bid their schedule.

7.

The bidding shall be done on a seniority basis. The employee with the highest seniority on the approved seniority list within the classification shall bid first, next the employee on the list that is second, and so on.

8.	The bid will take place within a seven (7) calendar day period.

9.	The employee has to show up in person to select their own schedule, unless other arrangements are made subject to approval from the Union’s Business Representative.

10.	If an employee fails to comply with #9 above, but later does so while the bid is still in progress, the employee may bid at that time where seniority left off and then the bidding shall resume.

11.	If an employee fails to abide by #9 or #10 above they will be placed at the bottom of the seniority list for that bid.

12.	If an employee is on vacation, the bid request form must be signed by management and the delegate/shift steward will stand in place for the employee.

13.	If an employee chooses to come in on their time off to bid, this will not be considered a mandatory meeting.

14.	If an employee was overlooked as the bid takes place a re-bid will be conducted from that employee’s seniority number and continue down the list.

15.	A re-bid will be conducted if seniority order was not honored during the bidding process.

16.	The completed new bid schedule shall be posted for five (5) business days before implementation.

Section GA.7.8. Termination of Seniority

The employment relationship and seniority may be terminated for all purposes by the Company when an employee:

(a)	quits or retires;

(b)	is discharged for just cause;

(c)

is absent exceeding the period for which a leave of absence or a written extension to a leave of absence has been granted or obtains a leave of absence under false pretenses, or remains on an approved leave of absence for over a twelve (12) month period;

(d)

does not fully comply with internal control procedures, security and surveillance procedures, live gaming procedures or does not at all times maintain appropriate or required licensure in good standing;

(e)

is absent as a no-call/no-show (as further amplified in the Facility Specific Addendum or Facility Specific Absentee Policy) without notifying the Company, except where notification is not possible through no fault of the employee;

(f)

after layoff, fails to notify the Company within three (3) working days of an intention to return to work following telephone notification or the mailing of a certified letter of recall from layoff, mailed to the employee’s last address as shown on the Company’s records;

(g)	accepts other employment during a leave of absence unless agreed to in writing by the Company;

(h)	fails to report to work, after being off due to a compensable injury or accident, within two (2) working days after release by his or her doctor;

(i)

leaves the bargaining unit to accept employment with the Company in a supervisory, managerial or other non-bargaining unit position for a period of ninety (90) days or longer; or is laid off for a period of six (6) months or longer.

Section GA.7.9. Layoff and Recall

The Company has the right to layoff employees to the extent it determines to do so. In the event of a layoff, the Company may first seek volunteers and if there are not enough volunteers, then layoffs shall take place by job classification, full-time and part-time separately, consistent with seniority as defined in Section GA.7.1; provided the employee(s) within that job classification who remain possess equal or greater qualifications, skill and ability to perform the available remaining work without additional training.

Recall from layoff within a job classification, full-time and part-time separately, all as determined by the Company, shall be in, the inverse order of layoff; then volunteers; provided the employee to be recalled possesses the qualifications, skill and ability to perform the available work without additional training.

The Company shall not be required to recall laid-off employees unless work is available for them on a regular basis for at least fourteen (14) consecutive calendar days.

Throughout this Agreement, all decisions as to qualifications, skill and ability are to be made by the Company but without doing so in an arbitrary or capricious manner.

Section GA.7.10. Subcontracting

The Company shall not make a binding legal decision to subcontract out any work which is customarily performed by bargaining unit employees under this Agreement where such subcontract will result in the layoff of employees represented by the Union, without first providing the Union at least thirty (30) days’ advance notice and the right to good faith consultation and discussion with the Union to communicate views, ideas and suggestions concerning the effects of the subcontracting on bargaining unit employees.

ARTICLE VIII - HOURS OF WORK AND OVERTIME

Section GA.8.1. Intent

This Article is intended to define the payroll week and to provide a basis for computing overtime or premium pay. It shall not be construed as a guarantee or limitation of hours of work per day or per week.

Section GA.8.2. Payroll Week

The payroll week shall be as designated by the Facility at the time this Agreement is executed. The payroll week shall not thereafter be changed without prior notice to the Union.

Section GA.8.3. Payroll Day

An employee’s payroll day shall consist of a consecutive 24-hour period beginning with the employee’s scheduled starting time.

Section GA.8.4. Normal Work Days and Hours

The normal schedule of work days for full-time and part-time hourly employees shall vary from time to time as the needs of the Company require. The Company may, of course, alter hours of work for full or part-time hourly employees as required by the State, or the need to serve guests or out of sound administrative practice; however, the Company will try to keep work schedules as constant and unchanged as reasonably possible under the circumstances then existing. Further, the Company reserves the right to change or alter shift starting or ending times, or the number of shifts in a day or a week.

This section will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

Section GA.8.5. Exchange of Work Shifts

This section will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

Section GA.8.6. Temporary Work in a Higher Classification

This section will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

Section GA.8.7. Overtime Work

If the Company in its discretion determines that overtime work is necessary, and time permits (generally defined as twenty-four (24) hours prior to the start of the overtime assignment, but subject to unusual or exceptional circumstances), it shall seek volunteers for such work among those employees normally performing the work, except for work in progress which may be assigned to the individual then performing the work. If more than one person volunteers, then overtime opportunities shall be rotated in seniority order or otherwise reasonably equalized by the Company among those employees desiring to perform such work. Employees who decline three consecutive offers of overtime work on a voluntary basis shall be bypassed for future voluntary overtime work unless selected for mandatory overtime. If a necessary number of employees normally performing the work in question cannot be obtained through voluntary means, or if time does not permit the solicitation of volunteers, the Company has the right to require overtime work and employees will be expected to perform such work as assigned. Where two (2) or more employees are equally qualified and available, the junior employee will normally be assigned the overtime work on a reverse-seniority rotational basis. The Company shall notify employees as early as reasonably possible prior to the time that overtime work is required. All employees shall cooperate in the working of overtime. When two or more employees are available for work not regularly scheduled, the Company may assign the work to the employee where such work will not cause the payment of overtime premiums.

Section GA.8.8. Overtime Pay

This section will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

Section GA.8.9. Reporting Pay

This section will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

Section GA.8.10. Non-Duplication

There shall be no duplication or pyramiding of overtime or other premium pay. Work compensated for at overtime or premium rates shall not be counted further for any purpose in determining overtime or premium pay under the same or any other provision or addendum of this Agreement.

ARTICLE IX — WAGES

Section GA.9.1. Wage Rates

Nothing herein shall prohibit utilization of an additional incentive system or bonus program at the sole discretion of the Company, other than that set forth specifically in this Agreement; any such additional incentive systems or bonus programs may be discontinued or reduced by the Company at any time in its sole discretion, and shall not be subject to the Grievance Procedure.

This section will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

Section GA.9.1(A). New Classification and Increase Provision

During the life of this Agreement, should the Company determine there shall be any new classification, the Company will notify the Union at the local office servicing the facility with a copy to its area National Coordinator, of its intended action within thirty (30) days prior to implementation, except in case of emergency. Within the thirty (30) days, the parties will meet to discuss all aspects of the new classification and the applicable pay rate.

In addition, if the Company determines that a particular wage rate for a job classification(s) need to be increased due to area market studies and/or employment trends, the Company will notify the Union at the local office servicing the Facility with a copy to its National Coordinator, of its intended action within fourteen (14) days prior to implementation, except in case of emergency. Within the fourteen (14) days, the parties will meet to discuss all aspects of the new pay rate.

These procedures as described above, must be utilized before the new classification/new rate of pay, as applicable, become effective as determined by the Company after good faith consultation and discussion with the Union to communicate views, ideas and suggestions. However, should the Company implement a new classification and simultaneously, eliminate or significantly alter another classification(s) as part and parcel of the addition of the new classification, and should the Union and Company not reach agreement as to the applicable rate of pay for the new classification, then the rate of pay shall be subject to the grievance arbitration procedure.

Section G.A.9.2. Reopener on Language

The parties agree to reopen this Agreement to negotiate one (1) issue other than wages and Section GA.10.1, Trust Fund Benefits, to be selected by each party and any other issues mutually agreed upon by the parties for the fourth through sixth year of the Agreement by providing written notice to the other party of a desire to reopen no more than one hundred twenty (120) nor less than sixty (60) days prior to the end of the third year of this Agreement.

The parties agree that the terms of Article V of this Agreement shall remain in full force and effect during the period of such reopened negotiations.

This section will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

Section G.A.9.3. Company Pay For Skills Reward Program

The Company may, during the life of this Agreement, establish and implement a pay for skills or related merit based compensation reward program, so long as it meets the following conditions:

1.	The program is reasonably related to legitimate Company needs or goals;

2.

The Union is provided at least thirty (30) days advance notice of the program in writing, to both the Union’s property representative and SEATU National Coordinator, and the Union is also given within that time the opportunity, upon request, to make its recommendations and opinions known;

3.	No employee’s wage rate is reduced as a result of the implementation of the program;

4.

If employees receive additional compensation under this program, such employees will be notified in writing that such added compensation resulted from “a program mutually agreed between the Company and SEATU and under the terms of the Collective Bargaining Agreement between the Company and SEATU”; and

5.	Engages in good faith consultation and discussion with the Union concerning utilization of the resources of the Lundeberg School for training, skills, education and curriculum development.

ARTICLE X - ADDITIONAL EMPLOYEE BENEFITS

Section GA.10.1. Trust Fund Benefits

Effective on the effective date of this Agreement, the Company shall pay fifteen cents (15¢) per hour per employee to the Seafarers Harry Lundeberg School of Seamanship, a jointly administered Labor-Management Trust Fund, and/or its successors. Payments shall be made monthly and shall be accompanied by reports in such form as the Trustees of the Plan may determine. Such payments shall be used to provide training programs as reasonably requested by the Company, as well as for the administration of the Plan and for any other purpose which the Trustees may determine from time to time, in accordance with the Trust Agreement, as amended.

Section GA.10.2. 401(k) Plan

The Company shall make applicable to bargaining unit employees its existing 401 (k) plan, as such plan may be changed or modified from time to time by the Company. The Company’s contributions to the plan shall be at least as favorable to bargaining unit personnel, as they are favorable to any other first-line supervisory personnel employed by the Company.

Section GA.10.3. Employee Meals

This section will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

ARTICLE XI - COMPANY RULES. REGULATIONS AND DISCIPLINE

Section GA.11.1. Rules and Regulations

The Company may establish reasonable rules and regulations in writing not inconsistent with the terms of this Agreement. Such rules shall be made known to the Union and the employees covered by this Agreement. Violation of such rules shall subject an offending employee to discipline up to and including discharge. Any prior practice inconsistent with the Company’s rules shall be disregarded, and the parties agree that the literal language of the rule shall control.

Section GA.11.2. Discipline

It is understood herein that the Company has the right to discipline or discharge employees during their trial or orientation period without cause. A disciplined, suspended or discharged employee who has completed his orientation period (thus subject to discipline only for just cause) shall, within a reasonable period of the time of the action, be furnished a written notice setting forth the reasons for the discipline. A copy of this written notice shall be forwarded to the Union.

Section GA.11.3. Personnel Files

Employees may review their personnel files every six (6) months, or when new disciplinary material is placed in their file. Employee comments may be added to any disciplinary material, or employee evaluations in the employee’s personnel file, at the time the employee is made aware that such material is to be entered into the employee’s personnel file. Employees must call the Facility Human Resources Office to make an appointment to review their personnel files.

Section GA.11.4. Inability, Failure to Maintain License, Chronic Illness or Absenteeism

Nothing in this Article or any other Article of this Agreement shall be construed or applied to limit the Company’s right to discipline, demote, relieve employees of work, or terminate employees because of inability or failure to maintain their applicable Gaming Commission or other necessary licenses in good standing, failure to follow internal control procedures or security and surveillance procedure, or because of chronic illness, tardiness, or absenteeism.

Section GA.11.5. Family and Medical Leave Act

The Company may at its discretion, adopt policies to implement the Family and Medical Leave Act of 1993; provided, however, such policies do not violate any specific provision of the Guiding Articles and Facility Specific Addendum.

Section GA.11.6. Americans With Disabilities Act.

The Company may, notwithstanding any other provisions of this Agreement, take action that is in accord with what is legally permissible under the Act in order to be in compliance with the Americans with Disabilities Act. If the Company’s actions may violate a provision of this Agreement, the Company will expeditiously notify the Union, and, upon request, meet with the Union to discuss the matter.

Section GA.11.7. Equal Opportunity

During the term of this Agreement, neither party shall discriminate against any employee because of race, color, sex, age, religion, national origin, disability or union membership in a manner contrary to state or federal law. Any claimed violation of this Section shall be processed through the grievance/arbitration procedure. Use of the male or female gender in this Agreement is intended to apply to the other.

Section GA.11.8. Company Variance Policy

The Company may establish reasonable variance policy(s) and may make reasonable modifications to such policy(s) from time to time as circumstances warrant. Before any change is made in a variance policy(s), the Union will be notified and given an opportunity to communicate views, ideas and suggestions. If the Union feels that any such policy or change is in violation of a specific provision of this Agreement, the Union may file a grievance on the subject and take such matter(s) through the grievance procedures specified in this Agreement up to and including arbitration.

Section GA.11.9. Use of Company Facilities

This section will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

Section GA.11.10 Attendance/Tardiness/No Show-No Call

The Company may establish reasonable attendance/tardiness/no show-no call policy(s) and may make reasonable modifications to such policy(s) from time to time as circumstances warrant. Before any change is made in a attendance/tardiness/no show-no call policy(s), the Union will be notified and given an opportunity to communicate views, ideas and suggestions. If the Union feels that any such policy or change is in violation of a specific provision of this Agreement, the Union may file a grievance on the subject and take such matter(s) through the grievance procedures specified in this Agreement up to and including arbitration.

ARTICLE XII - JOB DESCRIPTION AND EMPLOYEE EVALUATION

Section GA.12.1. Job Description

Each employee upon employment shall be provided with a written description by the Company of the employee’s job requirements, duties, general responsibilities and the designation of whether or not the position is supervisory. Any questions employees have concerning their job description should be addressed to their supervisor.

Employees may be required to perform duties outside of their normal job description where, in the Company’s judgment, it is necessary in the interest of efficiency, productivity or improved guest service. The Company will provide a written job description for each job classification annually, more specifically by January 15th, and thereafter within a reasonable period of time if changes are made after receiving Union input and advice.

Section GA.12.2. Evaluation

Each employee may receive a written evaluation of the employee’s performance from the employee’s immediate supervisor. Employees may, upon request, review their evaluations and add comments if desired, within seven (7) days of receiving their evaluation. The frequency of such evaluation(s) shall be mutually agreed upon between the Union and the Facility.

The parties agree that wage adjustments in accordance with the contractual schedule are mandatory and are not related to an employee’s evaluation; however, the

Company does reserve the right to grant additional compensation by way of merit increases, to employees where warranted by an employee’s review. The grant, denial, modification or discontinuance of such a merit increase is not subject to review under the grievance and arbitration procedure.

ARTICLE XIII - ADDITIONAL LEAVES OF ABSENCE

Section GA.13.1. Discretionary Leaves

The Company may grant a leave of absence under this Article to any bargaining unit employee where the Company determines there is good and sufficient reason. The Company shall set the terms and conditions of the leave, including whether or not the leave is to be with pay.

Section GA.13.2. Application for Leave

Any request for a leave of absence shall be submitted in writing by the employee to the Facility’s Human Resources Department as far in advance as practical. The request shall state the reason for the leave of absence and the approximate time off the employee desires. Authorization for a leave of absence shall, if granted, be furnished to the employee by the Facility’s Human Resources Department and it shall be in writing.

Section GA.13.3. Jury Leave

Employees covered by this Agreement who are required to serve on a jury shall sign their jury checks over to the Company. The Company shall compensate such employee at the employee’s regular rate of pay, for each day actually spent on jury duty, up to eight (8) hours pay per day (ten (10) or twelve (12) hours per day for employees who work such shifts). Employees dismissed early from jury duty while four (4) or more hours remain in a regularly scheduled work day will be expected to return to work or lose their jury pay benefit for the day.

Section GA.13.4. Leave for Illness, Injury or Disability

(a)                                  In the event an employee is unable to work by reason of illness, injury or disability, the Company may grant a leave of absence without pay, as follows:

1.                                       In the case of those illnesses, injury or disabilities, compensable under Worker’s Compensation, the Company may grant a leave of absence without pay for up to twenty-four (24) months;

2.                                       In the case of any other requested leave of absence by reason of illness, injury or disability, the Company may grant a leave of absence without pay for up to twelve (12) months.

Seniority shall not accrue during any such leave of absence, to the extent permitted by law, or subject to Article VII, Section GA.7.8, except as follows:

1.                                       For work related illness, injury or disability compensable under Worker’s Compensation, an employee shall accrue seniority to the extent provided by law;

2.                                       For an approved FMLA leave of absence, the employee shall accrue seniority for the duration of such approved FMLA leave.

(b)         To qualify for such leave, the employee must report the illness, injury or disability as soon as the illness, injury or disability is known, and thereafter furnish to the Company a physician’s written statement showing the nature of the illness or injury or state of disability and the estimated length of time that the employee will be unable to report for work, together with a written application for such leave. Thereafter, during such leave the employee shall furnish a current medical report as may be reasonably requested by the Company.

(c)          In the case of any leave of absence provided in this Agreement which is not required to be granted pursuant to the Company’s FMLA policy or otherwise as required by law, such leave of absence may be granted, or not, and the terms of any such leave may be established by the Company in its discretion and judgment provided, further, that the Company’s actions in regard thereto shall not be subject to the grievance and arbitration procedure, Article IV.

Section GA.13.5. Benefits While on Leave

(a)                                            Unless otherwise stated in this Article or otherwise required by law, length of service shall not accrue for an employee who is on an approved non-pay leave status. Accumulated length of service shall remain in place during that leave and shall begin to accrue again when the employee returns to work on a pay status. Unless otherwise stated in this Article, an employee returning from leave will have his seniority continued after the period of the leave. Upon the employee’s return, the Company will place the employee in his or her previous job, if the leave of absence is not in excess of one (1) year; if the leave is in excess of one (1) year and the job is vacant the employee will be placed in his or her previous job, but if the job is not vacant the employee will be placed in the first available opening in his or her classification.

(b)                                           If, upon expiration of a leave of absence, there is no work available for the employee or if the employee could have been laid off or terminated according to his seniority except for his leave, he shall go directly on layoff or be terminated.

(c)                                                During the approved leave of absence or layoff under this Agreement, the employee shall be entitled to coverage under applicable group and life insurance plans to the extent provided in such plan(s) in accordance with COBRA provisions, provided the employee makes arrangements to pay the entire insurance premium.

(d)                                           Length of service shall accrue for an employee who is on an approved FMLA leave of absence. The Company’s FMLA Policy shall apply to control any such FMLA leave of absence.

Section GA.13.6.Union Leave of Absence

The Union shall have the right to request and the Company shall grant a Union leave of absence for Union business for up to two (2) Facility bargaining unit employees at any one time for no more than six (6) month’s duration each. Such employee(s) shall accrue seniority during the leave of absence, but shall receive no compensation or benefits for such time.

Section GA.13.7. Non-Employment Elsewhere

A leave of absence will not be granted to enable an employee to try for or accept employment elsewhere or for self-employment without prior written approval of the Company. Employees who engage in employment elsewhere during such leave, without the specific prior written permission of the Company, may immediately be terminated by the Company.

ARTICLE XIV - EMPLOYEE ALCOHOL AND DRUG TESTING

Section GA.14.1. Statement of Policy

It is the policy of the Company to expect that all persons employed by the Company be free from the negative effects of drugs and alcohol. The Company has the right to expect its employees to report for work fit and able for duty and to establish a positive work environment for its guests.

Section GA.14.2. Prohibition

Employees shall be prohibited from:

(a)                                  consuming or possessing alcohol at any time during or just prior to the beginning of their work shift or anywhere on Company premises;

(b)                                 possessing, using, selling, purchasing or delivering any illegal drug at any time and at any place;

(c)                                  failing to report to the employee’s supervisor any known adverse side effect of medication or prescription drugs which the employee may be taking.

Section GA.14.3. Drug and Alcohol Testing Permitted

The Company may randomly test employees for drug or alcohol use as it deems appropriate, so long as no employee is randomly tested more than four (4) times per year. The specifics of such random testing will be developed between the Company and the Union, though the Company may temporarily engage in random testing until such specifics are finally agreed upon. In addition, the Company may require an employee to submit to alcohol or drug testing as required by federal regulatory agencies or where the Company has reasonable suspicion to believe that:

(a)                                  the employee’s job performance is being adversely affected by the use of alcohol; or

(b)                                 the employee has abused prescribed drugs; or

(c)                                  the employee has used illegal drugs.

The foregoing shall not limit the right of the Company to conduct any tests it may deem appropriate for persons seeking employment prior to the date of hire, or upon promotion to a position outside of the bargaining unit. Any discipline shall be subject to review under the grievance procedure of this Agreement.

ARTICLE XV — INSURANCE

Section GA.15.1. Coverage

The Company shall make available to eligible full-time employees Group Health and Hospitalization insurance benefits, and life insurance coverage and benefits. For such benefits, full-time employees may at the time of initial eligibility or annually during the open enrollment period(s) of the Company’s insurance program, select either: (1) a Plan(s) offered by the Union; or (2) a Plan offered by the Company. The Company reserves the right to change insurance carriers, benefit levels, determine eligibility, Plan design, coverages, to self-insure, or to participate in a health maintenance organization (HMO), preferred provider organization (PPO) or similar health delivery organization or other plan design as it deems appropriate.

Whether the Group Health and Hospital Insurance Plan selected by an eligible employee is the Plan designated by the Company or a Plan offered by the Union (if available), the employee may be required to pay up to twenty percent (20%) of the total premium cost for individual coverage and up to thirty percent (30%) for individual plus spouse or dependent children or for individual plus family coverage, with the Facility paying the remainder.

The total premium cost for the Plan(s) offered by the Union shall not exceed an amount per month as negotiated and specified in each applicable Facility Specific Addendum; payable by the Facility to the United Industrial Workers Health and Benefit Fund.

An employee who becomes eligible and selects a Plan may have the applicable percentage deducted from their pay by way of payroll deduction or other method of reimbursement to the Facility.

At its sole discretion and option, the Company is free to offer additional Health Insurance Plan(s) options to said eligible employees. The parties further agree that whether the Company at its sole discretion offers any said additional group Health and Hospitalization Plan(s) (hereinafter referred to as “Optional Plans”) in addition to the single Plan as referenced above, hereinafter referred to as the “Designated Plan”, the offering of said Optional Plan(s) or not as well as the discontinuance, reduction or modification of any such Optional Plan(s) shall at all times remain at the sole discretion of the Company and shall not be subject to the Grievance Procedure thereof.

The 20%-30% cost limitation as set forth above shall not apply to any such Optional Plan(s); rather, it shall only pertain to the Designated Plan and to any Union Plan.

However, should the Company exercise its discretion and voluntarily offer an Optional Plan(s) and further, should any such Optional Plan(s) offer higher benefit levels or coverage than the Designated Plan, then the Company shall contribute the same dollar amount as it does for the Designated Plan towards the cost of such higher benefit Optional

Plan, with the remainder to be paid by the employee.

In the event of cost increase to the employee for any of the Plans offered by the Company (whether the Designated Plan or any Optional Plan), any effected participant shall have the option of changing Plans within thirty (30) days prior to the date of the proposed increase in rates.

Section GA.15.1.(a) Cost

This section will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

Section GA.15.2. Cost Containment

The Company reserves the right to institute cost containment measures relative to insurance coverage. Such changes may include by way of example but not by way of limitation, mandatory second opinions for elective surgery, pre-admission and continued admission review, prohibition of weekend admissions except in emergency situations, and mandatory out-patient elective surgery for certain designated surgical procedures.

Section GA.15.3. Terms of Policies to Govern

The extent of coverage under and the specific terms of eligibility for the insurance policies, including plan design, referred to in this Agreement shall be governed by the terms and conditions set forth in said policies. Any issues concerning coverage and eligibility shall be resolved in accordance with the terms and conditions in said policies and shall not be subject to the grievance and arbitration procedure set forth in this Agreement.

Section GA.15.4. Life Insurance

The Company shall provide for eligible full-time employees, at no cost to the employee, term life insurance coverage of fifteen thousand dollars ($15,000).

ARTICLE XVI — TIME AWAY FROM WORK

Time away from work and compensation therefor will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

ARTICLE XVII — BEREAVEMENT

Bereavement pay and leave will be further amplified in the Facility Specific Addendum attached hereto and made part of this Agreement.

ARTICLE XVIII - SAVINGS CLAUSE

In the event any article, section or portion of this Agreement should be held invalid and unenforceable by any board, agency or court of competent jurisdiction, such decision shall apply only to the specific Article, Section or portion thereof specifically specified in such board, court or agency decision; and upon issuance of such decision, the Company and the Union agree immediately to begin negotiations on a substitute for the invalidated article, section or portion thereof.

ARTICLE XIX - ENTIRE AGREEMENT

This Agreement, upon ratification, cancels and supersedes all prior practices and agreements, whether written or oral, express or implied, unless expressly stated to the contrary herein, and constitutes the complete and entire agreement between the parties.

ARTICLE XX — DURATION

This Agreement shall be effective as of June 20, 2005 and shall remain in full force and effect until midnight, June 19, 2011. It shall be automatically renewed from year to year thereafter unless either party shall notify the other in writing no more than ninety (90) nor less than sixty (60) days prior to the anniversary date that it desires to modify this Agreement. In the event that such notice is given, negotiations shall begin no later than forty-five (45) days prior to the anniversary date. In the event that either party desires to terminate this Agreement, written notice must be given to the other party no later than ten (10) days prior to the desired termination date, which shall not be before the anniversary date.

SEAFARERS ENTERTAINMENT AND ALLIED TRADES UNION:	ARGOSY GAMING COMPANY:

/s/ Thomas Orzechowski	/s/ Ronald Burgess
Thomas Orzechowski Jr., Vice President 520 St. Clair River Dr. Algonac, MI 48001	Ronald Burgess, Senior Vice President, HR Argosy Gaming Company 219 Piasa Street Alton, IL 62001

/s/ Elizabeth Brown	/s/ Gail Gonzales
Elizabeth Brown, National Coordinator/Assistant Vice-President 217 West William Street Lawrenceburg, IN 47025	Gail Gonzales, Corporate Director, HR Argosy Gaming Company 219 Piasa Street Alton, IL 62001

CATFISH QUEEN PARTNERSHIP IN COMMENDUM d/b/a ARGOSY CASINO OF BATON ROUGE and CENTROPLEX CONVENTION CENTRE HOTEL, L.L.C.

	/s/ Fran Quigley	8-8-5
Fran Quigley, General Manager 103 France Street Baton Rouge, LA 70802

	/s/ Scott Morris	8-8-05
Scott Morris, Director, HR 103 France Street Baton Rouge, LA 70802

FACILITY SPECIFIC ADDENDUM

BETWEEN

SEAFARERS ENTERTAINMENT AND ALLIED TRADES UNION

AND

CATFISH QUEEN PARNERSHIP IN COMMENDUM

d/b/a ARGOSY CASINO OF BATON ROUGE

and the

CENTROPLEX CONVENTION CENTRE HOTEL, L.L.C.

INTRODUCTION

IT IS HEREBY UNDERSTOOD AND AGREED by and between the Seafarers Entertainment and Allied Trade Union affiliated with the Seafarers International Union of North America, Atlantic, Gulf, Lakes and Inland Waters District/NMU, AFL-CIO, (hereinafter called the “Union”) and the, CATFISH QUEEN PARNERSHIP IN COMMENDUM d/b/a ARGOSY CASINO OF BATON ROUGE and the CENTROPLEX CONVENTION CENTRE HOTEL, L.L.C., (hereinafter called the “Facility”) that the following terms and conditions of employment shall be supplemental to the Guiding Articles to which this Addendum is attached and referenced.

Section F.S.1.1. Initial Recognition

The Facility recognizes the Union as the exclusive representative of all full-time and regular part-time employees employed by the Facility in the job classifications as set forth in Appendix A, attached hereto, excluding all confidential employees, casual employees, office clerical employees, guards, managerial and supervisors as defined in the Act, employees represented by another labor organization. Employees who are included in the bargaining unit for which the Union is recognized and who are covered by this Agreement

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are hereinafter referred to as “Employees”.

FS.6.3. Safe Working Conditions.

The Facility shall make available adequate all-weather gear to employees who perform their work duties outdoors.

Section FS.8.4. Normal Work Days and Hours.

The normal schedule of work days for most non-maritime full-time employees shall be either five (5) eight and one-half (8-1/2) hour days for a forty (40) hour week, or four (4) ten and one-half (10-1/2) hour days for a forty (40) hour work week. Some employees may normally work fewer hours on a shift and some employees may normally work longer hours on a shift.

As a guideline, employees will normally have a minimum of eight (8) hours off between scheduled shifts.

For full-time maritime personnel employed as of June 17, 2005, the normal work schedule of work days for most full-time maritime deck hands shall consist of twelve (12) hour work days with one-half (1/2) hour off each day for meal time plus one fifteen (15) minute paid rest period in each half of the full work shift, on three basic rotating shift schedules which currently are as follows: 4 days on, 3 days off; 5 days on, 2 days off. The Facility may modify or change the basic shift schedules of full-time maritime personnel so long as the rate of pay of such personnel is also modified proportionately so as to insure no loss of pay. If the Facility changes its current rotation for maritime employees, it will negotiate the effects of such change with the Union upon request, though the Facility’s change may be instituted pending the outcome of any effects bargaining. For maritime deck hands, all hours actually worked beyond forty (40) in any payroll week shall be paid at one and one-half (1-1/2) times the employee’s regular straight-time hourly rate of pay.

For maritime full-time personnel hired on or after June 17, 2005, the normal schedule of work days and the shift schedules shall be established by the Company, all as

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set forth in Section GA 8.4. For maritime deck hands, all hours actually worked beyond forty (40) in any payroll week shall be paid at one and one-half (1 1/2) times the employee’s regular straight-time hourly rate of pay.

The normal schedule of workdays for part-time (regularly scheduled to work less than 32 hours per week) employees shall vary from time to time as the needs of the Company require.

One (1) fifteen (15) minute paid rest period shall be allowed in a scheduled day of six (6) hours up to less than eight and one half (8 1/2) hours; two (2) fifteen (15) minute paid rest periods shall be allowed in a scheduled work day of eight and one half (8 1/2) hours up to less than ten and one half (10 1/2) hours; one (1) fifteen (15) minute paid rest period and one (1) twenty (20) minute paid rest period shall be allowed in a scheduled work day of ten and one half (10 1/2) hour or more.

If an employee scheduled a work day less than ten and one half (10 1/2) hours is required because of business needs or operational requirements to work eleven and one half (11 1/2) hours or more, then the employee shall receive one (1) additional fifteen (15) minute paid rest period.

One (1) thirty (30) minute unpaid lunch period shall be allowed for mealtime in a scheduled work day of eight and one-half (8 1/2)hours or more.

Before the Facility makes a permanent change in an employee’s hours of work or shift starting or ending times, it will informally discuss the matter with the Union, and either grant any affected employee at least five (5) calendar days’ prior notice before the change is made or grant the employee pay at time and one-half (1-1/2) for the first day of the change, as determined appropriate by the Facility.

Section FS.8.5. Exchange of Work Shifts.

Employees may change or exchange a scheduled work hour, work day or work shift with another employee by first obtaining written permission of the appropriate

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supervisors and department head. The exchange of work hours, work days or work shifts without first obtaining such permission shall be treated as a failure to report for scheduled work without prior notification.

Section FS.8.6. Temporary Work in a Higher Classification.

In any case where an employee is temporarily assigned by a supervisor to serve in and accept responsibility for work in a higher rated classification or position, such employee shall receive premium pay at the rate of that higher classification for all time in excess of one (1) consecutive hours (measured in full sixty (60) minute increments) spent working in the higher rated classification or position retroactive to the first such hour the employee assumed such responsibility. Employees may temporarily be assigned to work in a parallel or lower rated classification with no reduction in their hourly rate of pay. If an employee temporarily works in a higher, lower or parallel classification, their seniority shall not be affected.

Section FS.8.8. Overtime Pay.

For hourly employees overtime pay at the rate of one and one-half (1-1/2) times the employee’s regular straight-time hourly rate of pay shall be paid for all work beyond forty (40) hours in their payroll week. If an employee is required by his or her supervisor to work through a work break or lunch period, such employee shall at the Facility’s election be granted either:

(a)                                  additional time for the break or lunch;

(b)                                 permission to leave work early; or

(c)                                  pay at the overtime rates for the break or lunch time missed.

Section FS.8.9. Reporting Pay.

In the event an employee reports to work (excluding mandatory meeting or training scheduled at least 7 days in advance) and, in the judgement of the Facility, there is insufficient work for the employee to perform, the employee will be paid for the actual

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number of hours worked, but in no event will the employee be paid less than a minimum of three (3) hours of reporting pay and may thereafter be sent home without further pay for the day. If, during the course of the day, in the judgement of the Facility there is insufficient work for the employee to perform, the employee may be sent home without further pay except that an employee who reports to work shall be paid a minimum of four (4) hours’ pay for the day as stated above. Further, if in the judgement of the Facility there is insufficient work for an employee to perform and if the employee is so notified prior to reporting to work, then the Facility shall have the right to deny work to such employee for such period without any obligation to compensate the employee for the time not worked. The Facility will attempt to notify employees as soon as it determines that their presence will not be required for work. The Facility will not be responsible for reporting pay to employees who do not have telephone service or have not provided an accurate phone number to Human Resources.

Section FS.9.1. Wage Rates.

Effective June 20, 2005, the minimum hourly wage rates for all orientation and post-orientation bargaining unit classifications are set forth on Appendix A, which is attached hereto and made part of this Agreement.

Effective June 19, 2006, the minimum hourly wage rates for all orientation and post-orientation bargaining unit classifications are set forth on Appendix A, which is attached hereto and made part of this Agreement.

Effective June 18, 2007, the minimum hourly wage rates for all orientation and post-orientation bargaining unit classifications are set forth on Appendix A, which is attached hereto and made part of this Agreement.

The Facility paid wages of any kind or type received by an employee covered by this Agreement may be increased but not decreased by the Facility so long as the employee remains in their current classification.

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If Facility required training necessitates out of town travel, the employee will be reimbursed for all necessary and pertinent travel expenses (calculated from the location of the property to the site of training) and consistent with the Facility’s then-existing rules and procedures relating to permissible travel expenses, methods of documentation and reimbursement provision.

Section FS.9.2 Wage Reopener for 2008, 2009 and 2010.

The parties agree to reopen this agreement to negotiate the issue of wage rates (Section FS.9.1) to be paid employees in the fourth through sixth years of this Agreement. Either party may request negotiations over the issue of wage rates to be paid to employees in the fourth through sixth years of this Agreement by providing written notice to the other party of a desire to reopen no more than one hundred twenty (120), nor less than sixty (60) days prior to the beginning of the fourth year of this Agreement, i. e. between February 22, 2008 and April 22, 2008. The parties agree that the terms of GA Article V of this Agreement shall remain in full force and effect during the period of such reopened negotiations.

Section FS.10.3. Employee Meals.

Employees on duty accepting meals offered by the Facility shall pay two dollars ($2.00) per meal (more than one (1) meal may be purchased within one shift) for such meals taken at an employee break room. If the break rooms are closed, on duty employees shall receive a forty percent (40%) discount on meals purchased at a designated Facility outlet. Employees may select their location to eat subject to reasonable Facility-imposed scheduling, work duty and dress regulation considerations.

Menus shall be posted in break rooms by Sunday for the following week with the choices of available food offered to be rotated bi-weekly. Refrigeration space will be available to allow employees to bring outside food in.

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Section FS.11.9. Use of Company Facilities.

The Facility may establish rules and regulations from time to time pertaining to use of Facility devices and non-gaming outlets such as dining, restaurant, lounge, recreation areas, etc., and pertaining to the consumption of alcoholic beverages by off-duty employees on Facility property.

Section FS.15.1.(a) Cost.

The total premium cost for the Union’s plan shall not exceed $785.58 per month for the term of this Agreement; payable by the Company to the United Industrial Workers Health and Benefit Fund. An employee who becomes eligible and selects the Union’s plan as provided in Section GA15.1, shall have the twenty percent (20%) or thirty percent (30%), whichever is applicable, deducted from their pay by way of payroll deduction or other method of reimbursement satisfactory to the Company.

ARTICLE XVI - TIME AWAY FROM WORK

Section FS.16.1. Holidays.

The following are paid holidays for full-time, post-orientation employees on the effective date of this Agreement:

New Year’s Day	Labor Day

Mardi Gras	Veteran’s Day

Easter Sunday	Thanksgiving Day

Memorial Day	Christmas Eve (or Day After Christmas as negotiated by the parties each Calendar year)

July Fourth	Christmas Day

Full-time hourly employees shall receive eight (8) hours pay for each holiday. To receive holiday pay an employee must work his regularly scheduled day before and after the holiday, unless excused in writing by his or her supervisor seventy-two (72) hours prior to the holiday.

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Section FS.16.2. Work During a Holiday.

Employees who work on a holiday shall received one and one-half (1-1/2) times their regular hourly rate of pay for all hours worked during the holiday and, in addition, shall receive eight (8) hours’ pay for the holiday. If a holiday occurs on an employee’s regularly scheduled day off, the employee will receive eight (8) hours’ pay in lieu of the holiday.

Section FS.16.3. Scheduling of Holidays Off.

The approval of the employee’s department head must be obtained in writing before the employee reschedules a holiday off.

Section FS.16.4. Vacation Allowance.

Regular full-time employees are eligible for vacation time with pay based upon completed years of continuous service as follows:

Years of Completed Continuous Service	Amount of Vacation Pay

Less than 1 year	0 hours

1 year - 4 years	80 hours

5 years - 9 years	120 hours

10 years or more	160 hours

Section FS.16.5. Vacation Taken.

Vacation time earned after successful completion of one (1) year of continuous service shall be taken during the second year of service. Similarly, vacation’ time earned after successful completion of the second year of continuous service shall be taken during the third year of service and so forth.

Employees may elect to use forty (40) vacation hours after six (6) months of continuous full time employment with the Facility. If an employee elects to use such advanced but as yet unearned vacation time during the employee’s first year of employment with the Facility, the employee’s vacation time during the second year of employment shall be reduced accordingly. Should the employee leave the employ of the

8

Facility with any previously advanced vacation yet to be earned/repaid as of the date the employee leaves employment, the Facility may deduct such from the employee’s final paycheck.

Section FS.16.6. Vacation Scheduling.

Requests for vacation time off must be scheduled and approved by the employee’s supervisor no less than two (2) weeks in advance and must be taken in increments of one week or more, except that one week of vacation per employee per year may be taken in one (1) day increments. The Facility will respond to an employee’s week(s) off vacation request within one (1) week of receiving the request. The Facility must receive vacation requests at least fourteen (14) days in advance of the requested day(s) off, except that requests for single vacation days off must be received seventy-two (72) hours in advance of the requested day off.

Section FS.16.7. Holidays During Vacations.

Holidays observed during a vacation leave period will not be charged against vacation leave. Employees will not be permitted the choice of working for extra pay instead of taking their vacation.

Section FS.16.8. Carry Over of Vacation Time.

There will be no carry over of vacation time, and employees normally must take all vacation days during the anniversary year. Vacation days not taken will be forfeited to the extent permitted by law. Employees terminating employment with the Facility will receive any vacation allowance resulting from continuous employment during the prior twelve (12) months which has not yet been taken. An employee who has not completed his or her vacation eligibility is not eligible to receive a prorated vacation.

Section FS.16.9. Sick Leave Purpose.

Sick leave shall be used for the purpose of protecting a full- time employee against the loss of pay due to the employee’s illness or the illness of a member of the

9

employee’s immediate family (as defined under Bereavement Leave in the Facility specific Addendum) residing in the employee’s home. Employees may also use sick leave for doctor’s appointments in full hour increments upon prior notification to the Facility. The Facility will buy back accrued but unused sick leave at the end of each calendar year. Sick leave not utilized or bought back shall annually be forfeited.

Section FS.16.10. Sick Leave Earned.

Full-time post orientation employees who are working at least thirty-two (32) hours per week will receive forty-eight (48) hours of paid sick time as of the first pay date of each calendar year. Such employees who start working after the first pay date of the calendar year will receive a prorated amount of sick time (less than forty-eight (48) hours) in their account after they complete their orientation period. This pro-rated portion will be calculated based on the ninety-first (91st) day until the end of the first (1st) calendar year of employment. This time will be reduced by sick time taken by such employee during the same calendar year according to FLSA guidelines.

Employees may also use sick leave for doctor’s appointments in full one (1) hour increments upon prior notification to the Facility. The Facility may require a licensed physician’s verification prior to the payment of accrued sick leave. If an employee is absent for three (3) consecutive days, a physician’s verification may be required before the employee may return to work. Abuse of sick leave is a serious offense which will result in discipline.

Section FS.16.11. Personal Leave.

A full-time employee who has accrued sick leave days may elect to treat twenty-four (24) hours per year as personal days time to be used in increments of at least four (4) hours. Requests to take off such personal days with pay shall, absent emergency, be made in writing seventy-two (72) hours in advance of the requested day off. Such request shall not unreasonably be denied by the Facility unless operating or scheduling hardship or

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overtime payments will likely occur. An employee exercising the election to take a personal day off shall have the employee’s accrued sick leave balance debited by the personal day taken.

ARTICLE XVII - BEREAVEMENT

In the event of death in a full-time employee’s immediate family (defined as the employee’s spouse, and the spouse’s parents and siblings, the employee’s parents, grandparents, grandchildren, brothers, sisters or children), any step-relationships that may exist in the immediate family definition, and, the employee’s mother-in-law, father-in-law, sister-in-law and brother-in-law, shall be granted up to three (3) consecutive work days off as funeral leave (a part-time employee shall be granted one (1) unpaid work day off) if the employee attends the funeral. Proof of the death and family relation may be required by the Facility.

SEAFARERS ENTERTAINMENT AND ALLIED TRADES UNION:	CATFISH QUEEN PARTNERSHIP IN COMMENDUM d/b/a ARGOSY CASINO OF BATON ROUGE and CENTROPLEX CONVENTION CENTRE HOTEL, L.L.C.

/s/ Thomas Orzechowski	/s/ Frank Quigley	8-8-5
Thomas Orzechowski Jr., Vice President	Frank Quigley, General Manager

/s/ Elizabeth Brown	/s/ Scott Morris	8-8-05
Elizabeth Brown, National Coordinator/Assistant Vice-President	Scott Morris, Director Human Resources

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APPENDIX - A

	Effective 6/20/2005				Effective 6/19/2006				Effective 6/18/2007
Job Title	Orientation Rate	Interim Rate	Post Orientation Rate	Lead/Pay for Skills (Above Base Rate)	Orientation Rate	Interim Rate	Post Orientation Rate	Lead/Pay for Skills (Above Base Rate)	Orientation Rate	Interim Rate	Post Orientation Rate	Lead/Pay for Skills (Above Base Rate)
Pit Clerk	$8.00	$8.39	$8.64		$8.00	$8.39	$8.89		$8.00	$8.39	$9.15
SLOTS
Casino Services Representative	$9.42	$9.83	$10.12		$9.42	$9.83	$10.42		$9.42	$9.83	$10.71
Slot Technician I	$11.27	$11.58	$11.93		$11.27	$11.58	$12.27		$11.27	$11.58	$12.62
Slot Technician II				$1.70				$1.70				$1.70
Slot Technician III				$2.70				$2.70				$2.70
Slot Board Technician				$4.70				$4.70				$4.70
GUEST SERVICES
Guest Services Representative	$8.82	$9.09	$9.36		$8.82	$9.09	$9.64		$8.82	$9.09	$9.91
Guest Services Representative - Floor	$9.97	$10.25	$10.56		$9.97	$10.25	$10.87		$9.97	$10.25	$11.17
FOOD & BEVERAGE
Beverage Server	$2.74	$2.98	$3.07		$2.74	$2.98	$3.16		$2.74	$2.98	$3.25
Bartender	$7.51	$7.90	$8.14		$7.51	$7.90	$8.37		$7.51	$7.90	$8.61
Barback/Busser	$6.29	$6.60	$6.80		$6.29	$6.60	$7.00		$6.29	$6.60	$7.19
Food Preparation/Cook	$7.65	$7.92	$8.16		$7.65	$7.92	$8.40		$7.65	$7.92	$8.63
Steward	$7.21	$7.47	$7.69		$7.21	$7.47	$7.92		$7.21	$7.47	$8.14
Food Prep	$7.26	$7.63	$7.86		$7.26	$7.63	$8.09		$7.26	$7.63	$8.32
Host/Hostess/Cashier - Land	$6.86	$7.24	$7.46		$6.86	$7.24	$7.67		$6.86	$7.24	$7.89
Bartender - Land	$7.51	$7.90	$8.14		$7.51	$7.90	$8.37		$7.51	$7.90	$8.61
Barback/Busser - Land	$6.29	$6.60	$6.80		$6.29	$6.60	$7.00		$6.29	$6.60	$7.19
Server - Land	$5.00	$5.18	$5.34		$5.00	$5.18	$5.49		$5.00	$5.18	$5.65
Food Preparation/Cook - Land	$7.65	$7.92	$8.16		$7.65	$7.92	$8.40		$7.65	$7.92	$8.63
Steward - Land	$7.21	$7.47	$7.69		$7.21	$7.47	$7.92		$7.21	$7.47	$8.14
Food Prep - Land	$7.26	$7.63	$7.86		$7.26	$7.63	$8.09		$7.26	$7.63	$8.32
Receiving Clerk	$7.20	$7.57	$7.80		$7.20	$7.57	$8.02		$7.20	$7.57	$8.25

APPENDIX - A

	Effective 6/20/2005				Effective 6/19/2006				Effective 6/18/2007
Job Title	Orientation Rate	Interim Rate	Post Orientation Rate	Lead/Pay for Skills (Above Base Rate)	Orientation Rate	Interim Rate	Post Orientation Rate	Lead/Pay for Skills (Above Base Rate)	Orientation Rate	Interim Rate	Post Orientation Rate	Lead/Pay for Skills (Above Base Rate)
Cook III - Land	$8.24	$8.50	$8.76		$8.24	$8.50	$9.01		$8.24	$8.50	$9.27
Cook II - Land				$1.00				$1.00				$1.00
Cook I - Land				$2.00				$2.00				$2.00
Lead Cook - Land				$3.00				$3.00				$3.00
Outlet Steward	$7.21	$7.47	$7.69		$7.21	$7.47	$7.92		$7.21	$7.47	$8.14
Outlet Steward Lead				$1.00				$1.00				$1.00
Host/Hostess/Cashier	$6.86	$7.24	$7.46		$6.86	$7.24	$7.67		$6.86	$7.24	$7.89
CCC Bartender	$6.70	$6.90	$7.11		$6.70	$6.90	$7.31		$6.70	$6.90	$7.52
F&B Server	$5.00	$5.18	$5.34		$5.00	$5.18	$5.49		$5.00	$5.18	$5.65
Room Service Server	$5.00	$5.18	$5.34		$5.00	$5.18	$5.49		$5.00	$5.18	$5.65
Banquet Server	$2.74	$2.98	$3.07		$2.74	$2.98	$3.16		$2.74	$2.98	$3.25
Banquet Captain		$9.22	$9.50			$9.22	$9.77			$9.22	$10.05
Banquet Set-Up	$6.87	$7.24	$7.46		$6.87	$7.24	$7.67		$6.87	$7.24	$7.89
Lead Banquet Set-Up				$2.00				$2.00				$2.00
Bansta	$6.70	$6.90	$7.11		$6.70	$6.90	$7.31		$6.70	$6.90	$7.52
Cook III	$8.24	$8.50	$8.76		$8.24	$8.50	$9.01		$8.24	$8.50	$9.27
Cook II				$1.00				$1.00				$1.00
Cook I				$2.00				$2.00				$2.00
Lead Cook				$3.00				$3.00				$3.00
HOTEL
Concierge		$9.27	$9.55			$9.27	$9.83			$9.27	$10.10
Bell/Luggage Attendant	$4.12	$4.24	$4.37		$4.12	$4.24	$4.49		$4.12	$4.24	$4.62
Bell Captain		$9.27	$9.55			$9.27	$9.83			$9.27	$10.10
Front Desk Agent	$8.75	$9.00	$9.27		$8.75	$9.00	$9.54		$8.75	$9.00	$9.81
Lead Hotel Front Desk Agent				$2.00				$2.00				$2.00
Call Center Agent	$7.73	$7.96	$8.20		$7.73	$7.96	$8.44		$7.73	$7.96	$8.68
CCC Attendant	$6.73	$7.11	$7.32		$6.73	$7.11	$7.54		$6.73	$7.11	$7.75
MARINE
Deckhand	$8.18	$8.55	$8.81		$8.18	$8.55	$9.06		$8.18	$8.55	$9.32
Wheelhouse Watchman		$10.55	$10.87			$10.55	$11.18			$10.55	$11.50

APPENDIX - A

	Effective 6/20/2005				Effective 6/19/2006				Effective 6/18/2007
Job Title	Orientation Rate	Interim Rate	Post Orientation Rate	Lead/Pay for Skills (Above Base Rate)	Orientation Rate	Interim Rate	Post Orientation Rate	Lead/Pay for Skills (Above Base Rate)	Orientation Rate	Interim Rate	Post Orientation Rate	Lead/Pay for Skills (Above Base Rate)
Lead Deckhand		$10.16	$10.46			$10.16	$10.77			$10.16	$11.07
Oiler	$11.33	$11.77	$12.12		$11.33	$11.77	$12.48		$11.33	$11.77	$12.83
Marine Attendant	$6.73	$7.11	$7.32		$6.73	$7.11	$7.54		$6.73	$7.11	$7.75
Lead Marine Attendant				$1.00				$1.00				$1.00
Marine Floor Technician	$8.67	$9.03	$9.30		$8.67	$9.03	$9.57		$8.67	$9.03	$9.84
Marine Lead Floor Technician				$1.00				$1.00				$1.00
MAINTENANCE
Deliverymen/Runner	$6.26	$6.59	$6.79		$6.26	$6.59	$6.99		$6.26	$6.59	$7.18
Maintenance Receiving Clerk	$8.83	$9.22	$9.50		$8.83	$9.22	$9.77		$8.83	$9.22	$10.05
Maintenance Repairman	$8.83	$9.22	$9.50		$8.83	$9.22	$9.77		$8.83	$9.22	$10.05
Sr Repairman Maintenance	$11.09	$11.45	$11.79		$11.09	$11.45	$12.14		$11.09	$11.45	$12.48
EVS
Attendant	$6.73	$7.11	$7.32		$6.73	$7.11	$7.54		$6.73	$7.11	$7.75
Lead Attendant				$1.00				$1.00				$1.00
Floor Technician	$8.67	$9.03	$9.30		$8.67	$9.03	$9.57		$8.67	$9.03	$9.84
Lead Floor Technician				$1.00				$1.00				$1.00
Seamstress/Uniform Attendant	$8.65	$9.03	$9.30		$8.65	$9.03	$9.57		$8.65	$9.03	$9.84
CAGE
Cage Cashier	$9.15	$9.57	$9.86		$9.15	$9.57	$10.14		$9.15	$9.57	$10.43
Main Bank Cashier		$10.42	$10.73			$10.42	$11.05			$10.42	$11.36
Soft Count Cashier	$9.15	$9.57	$9.86		$9.15	$9.57	$10.14		$9.15	$9.57	$10.43
Hard Count Cashiers	$9.15	$9.57	$9.86		$9.15	$9.57	$10.14		$9.15	$9.57	$10.43
Hard Count Lead		$10.42	$10.73			$10.42	$11.05			$10.42	$11.36
Soft Count Lead		$10.42	$10.73			$10.42	$11.05			$10.42	$11.36

APPENDIX - A

	Effective 6/20/2005				Effective 6/19/2006				Effective 6/18/2007
Job Title	Orientation Rate	Interim Rate	Post Orientation Rate	Lead/Pay for Skills (Above Base Rate)	Orientation Rate	Interim Rate	Post Orientation Rate	Lead/Pay for Skills (Above Base Rate)	Orientation Rate	Interim Rate	Post Orientation Rate	Lead/Pay for Skills (Above Base Rate)
WAREHOUSE
Stockmen/Inventory	$7.20	$7.57	$7.80		$7.20	$7.57	$8.02		$7.20	$7.57	$8.25
Receiving Clerk	$7.20	$7.57	$7.80		$7.20	$7.57	$8.02		$7.20	$7.57	$8.25

Grave Shift Differential:

CCC Attendant	+$0.70 per hour
Attendant	+$0.70 per hour
Lead Attendant	+$0.25 per hour
Marine Attendant	+$0.70 per hour

Lead Marine Attendant	+$0.25 per hour

Designated Department Trainers will be paid an additional $.50 per hour for all hours spent training.

Employees who transfer into a new classification will be paid an Interim Rate for first 90 days in the new classification.

For any person working in a classificaton paid above the classification rate, they shall receive the same per year dollar amount of increase as the applicable to the classification rate as set forth above.